AGREEMENT

CME Czech Republic B.V. (“CME”) and the Czech Republic (the “parties”) agree as follows:

RECITALS:

1.   CME has brought an arbitration claim (the “Claim”) against the Czech Republic under the Bilateral Investment Treaty between the Kingdom of the Netherlands and the Czech Republic Arbitration of the Claim has resulted in the issuance of a Partial Award dated September 13, 2001 (the “Partial Award”) and a Final Award dated March 14, 2003 (the “Final Award”). The total amount of principal, interest and costs awarded to CME under the Partial Award and Final Award amounted to U.S. $353,395,390 as of March 14, 2003. Interest obligations have accrued and will accrue at the rate of 10% per annum (the “Award Interest Rate”) on U.S. $270,821,750, or $74,197.74 per day, from March 15, 2003 until the date of payment.

2.   The Czech Republic has brought a proceeding in the Svea Court of Appeal in Stockholm seeking to set aside or annul the Partial Award (the “Svea Court Challenge”).

3.   The parties have agreed, without prejudice to their respective rights and expectations in respect of the Svea Court Challenge, that CME, in return for the assurance of immediate payment of the amount owed upon the issuance of a Svea Court Decision in its favor, will limit certain interest costs to the Czech Republic and not pursue enforcement of the Final Award and the obligation to pay interest in respect thereof pending the outcome of the Svea Court Challenge, pursuant to the terms fully elaborated in this Agreement.

AGREEMENT:

1.   On or before April 28, 2003 (the “Funding Date”), the Czech Republic will cause to be deposited by the Ministry of Finance of the Czech Republic into an interest-bearing escrow account in United States dollars the sum of $353,395,390, plus a sum equal to U.S. $74,197.74 multiplied by the number of days between March 15, 2003 (inclusive of Match 15, 2003) and the Funding Date (the “Deposited Amount”). This escrow account shall be in Deutsche Bank, Stockholm Branch (the “Escrow Bank”). The parties will enter into an escrow agreement respecting the Deposited Amount that is substantially in the form set forth in Exhibit A to this Agreement to be agreed by the Escrow Bank. The parties agree that the Escrow Bank will hold the Deposited Amount and all interest earned thereon during the period that these funds continue to be he1d in escrow.

2.   Upon execution of this Agreement, CME will forbear from pursuing any processes to enforce the Final Award or from taking any measure creating a security or other interest for the satisfaction of the Final Award, anywhere in the world, which forbearance will continue without limitation unless the Final Payment (as defined below) is not paid after the due date referred to under paragraph 4(a) below. CME shall indicate its non-opposition to the Czech Republic’s pending request to the Svea Court of Appeal for an order enjoining CME from seeking to enforce the Final Award pending the issuance of the Decision by the Svea Court of Appeal in the Svea Court Challenge (the

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“Svea Court Decision”), provided , however , that any such order or injunction shall expire by its terms and have no further force or effect immediately upon the issuance of the Svea Court Decision. From the Funding Date until the date of the Svea Court Decision (the “Decision Date”), the Czech Republic shall be relieved of the accrual of interest obligations under the Final Award at the Award Interest Rate. Instead, interest shall accrue on the Deposited Amount at the rate or the rates (the “Escrow Rate”) from time to time applied by the Escrow Bank.

3.   The Czech Republic shall retain all rights that it currently possesses to initiate or pursue a challenge proceeding in the Swedish courts seeking to set aside or annul the Final Award, and CME shall retain all rights it currently possesses to oppose any such proceeding, provided , however , that the Czech Republic’s challenge to the Final Award shall be limited to a challenge to the effect that the Final Award must be set aside or annulled if the Partial Award is set aside or annulled, and provided further that if the Svea Court Decision is in CME’s favor and is not appealed by the Czech Republic or any such appeal is denied by the Swedish Supreme Court, the Czech Republic will withdraw any challenge proceeding against the Final Award that it has instituted, and will thereafter be deemed to have surrendered and waived absolutely and without qualification any right to initiate, restore or prosecute any such proceeding or other challenge of any kind to the Final Award. If a Svea Court Decision in CME’s favor is appealed, the parties shall jointly apply to the Court to hold the Czech Republic’s challenge to the Final Award in abeyance, pending resolution of that appeal.

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4.   In the event of issuance of a Svea Court Decision in CME’s favor, in the form of a denial of the Czech Republic’s application to annul or set aside the Partial Award:

a.   Swedish counsel for CME shall promptly deliver to Swedish counsel for the Czech Republic an executed notice to the Escrow Bank to release the funds on deposit, which Swedish counsel for the Czech Republic shall execute and deliver back to Swedish counsel for CME within one business day. The Escrow Bank shall, within two banking days of the Escrow Bank’s receipt of such notice jointly signed on behalf of their respective clients by the Swedish counsel for CME and the Czech Republic (“Escrow Release Notice”) of such a Svea Court Decision in CME’s favor, pay the Deposited Amount plus all interest that has accrued at the Escrow Rate on the Deposited Amount (the “Final Payment”) to CME, by wire transfer or similarly immediately available funds, at CME’s election. If for any reason Swedish counsel for the Czech Republic does not sign and return the Escrow Release Notice within one business day of its delivery by CME’s Swedish counsel, CME shall be entitled to treat that non-execution or non-return as establishing a Dispute within the meaning of Paragraph 7.

b.   If the Svea Court Decision denies leave to appeal to the Supreme Court of Sweden, the conveyance of the Final Payment as provided in paragraph 4(a) will constitute the full and final settlement of all disputes between the parties to this Agreement in relation to the Claim. The Czech Republic will cease to hold or claim any rights whatsoever to the funds conveyed in the Final Payment or any rights respecting

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payment or distribution of those funds, and upon CME’s receipt of this payment the Claim and any cause of action by either CME or the Czech Republic with respect to the Claim will terminate and be considered fully resolved.

c.   If the Svea Court Decision grants leave to appeal by the Czech Republic to the Supreme Court of Sweden, the Final Payment will be made as provided in paragraph 4(a), but in the event that the Supreme Court of Sweden later orders annulment or setting aside of the Partial Award, CME will return all funds paid to CME in the Final Payment or such other amount as the Swedish Supreme Court or other court of competent jurisdiction may order, and the Czech Republic will be free to take whatever steps it chooses to recover the amount due. This contingent and unsecured right of recovery shall not operate as a lien on CME or provide the Czech Republic with any rights to constrain any of CME’s activities during the pendency of any such appeal to the Swedish Supreme Court. An ultimate Supreme Court Decision in CME’s favor in any such appeal by the Czech Republic shall operate as a permanent and complete termination of all claims of either CME or the Czech Republic with respect to the Claim and a resolution of the Claim in CME’s favor.

d.   Any obligation for one party to pay attorneys fees or other costs or expenses imposed by any ruling of the Svea Court or the Supreme Court shall be separate from and in addition to the payment obligations set forth in this paragraph, and shall not be affected by any provision of this paragraph.

5.   In the event of issuance of a Svea Court Decision in favor of the Czech Republic, in the form of an annulment or setting aside of the Partial Award:

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a.   The Escrow Bank shall, forthwith on receipt of an Escrow Release Notice of such a Svea Court Decision in the Czech Republic’s favor, bold the Deposited Amount and all interest earned thereon to the exclusive instructions of the Czech Republic. If Swedish counsel for CME does not sign and return the Escrow Release Notice within one business day of its delivery by the Czech Republic’s Swedish counsel, the Czech Republic shall be entitled to treat this non-execution as establishing a Dispute within the meaning of paragraph 7.

b.   If there are further proceedings after such a ruling, in the form of further arbitral proceedings, a CME appeal of the Svea Court Decision to the Supreme Court of Sweden or otherwise, CME’s agreement to accrual of interest at the Escrow Rate rather than the Award Interest Rate shall not extend beyond the period between the Funding Date and the Decision Date. If CME ultimately prevails in such further proceedings, CME shall receive interest at the Award Interest Rate (or such other rate as may be determined by such further proceedings) for all periods between the Decision Date and CME’s receipt of the funds determined to be owed to it.

c.   Any obligations for one party to pay attorneys fees or other costs or expenses imposed by any ruling of the Svea Court, the Supreme Court or any other court or tribunal shall not be affected by, and shall continue to apply notwithstanding any other provision of, this paragraph

6.   Between the date of this Agreement and the date of the Final Payment, the Czech Republic may present CME with proposals to substitute forms of non-cash consideration for all or part of the amount to be paid to CME in the event that the Svea

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Court Decision is in CME’s favor, and CME will consider any such proposals, provided , however , that CME shall be under no obligation to accept any such proposal and shall retain unlimited discretion as to whether to do so.

7.   If a dispute arises because of non-execution by either party’s Swedish counsel of an Escrow Release Notice presented to it by the other party’s Swedish counsel as provided in paragraphs 4(a) and 5(a), or because of any other asserted breach of this Agreement or disagreement between the parties respecting interpretation or application of this Agreement (a “Dispute”), the parties agree to resolve the Dispute as follows:

a.   The parties mutually designate Professor Jan Ramberg as the sole arbitrator to resolve any Dispute. If Professor Ramberg is unwilling to serve, the parties shall attempt for three business days to agree on a leading Swedish lawyer to serve as arbitrator, and if they are unable to agree within this time frame, either party may ask the Stockholm Chamber of Commerce to select a single arbitrator.

b.   Either party may refer a Dispute to the arbitrator for resolution by sending notice of the dispute to the arbitrator with a copy to the other party’s Swedish counsel. It is the parties’ mutual intention that any Dispute be decided as expeditiously as practicable, preferably within one week. The arbitrator shall decide the Dispute based on a single written submission from each party (not including the notice of the Dispute), and shall conduct a hearing (which may be telephonic) only if the arbitrator considers such a hearing necessary in the arbitrator’s sole discretion.

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c.   All reasonable fees of the arbitrator, other costs or expenses and attorneys’ fees associated with the arbitration and resolution of any Dispute will be paid by the losing party

d.   If the arbitrator determines in resolving a Dispute that the Czech Republic owes the Final Payment, the Czech Republic shall pay the final payment within one business day. If the deposited amount has been previously conveyed to the Escrow Bank, the Czech Republic shall execute the Escrow Release Notice.

e.   The arbitrator’s decision respecting a Dispute will be final and binding. If the non-prevailing party fails to execute an Escrow Release Notice to effectuate the arbitration’s decision, the arbitrator shall be empowered to execute and at the request of the prevailing party shall execute such notice in the name of the non-prevailing party. The Escrow Bank shall be instructed to accept the arbitrator’s signature as the signature of a party, and the arbitrator shall be held harmless from any claim based on the arbitrator’s execution of an Escrow Release Notice to effectuate the arbitrator’s decision.

8.   If for any reason a Svea Court Decision is issued before funds corresponding with the Deposited Amount have been conveyed to the Escrow Bank, all other provisions of this Agreement shall remain in full force, except that (a) if the Decision is in CME’s favor, within 24 hours of the issuance of such Decision (or on April 28 if such Decision is rendered before April 27), the Czech Republic shall be required to convey to CME funds corresponding in amount to the Deposited Amount plus interest accrued at the Award Interest Rate to the date of payment, or (b) if the Decision

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is in the Czech Republic’s favor, the Czech Republic shall have no obligation to pay the disputed amount or otherwise under this Agreement, except as may be provided by paragraph 5(b). If the Czech Republic fails to pay funds owed pursuant to this paragraph within this time frame, the parties agree that the amount owed to CME by the Czech Republic will be increased by U.S. $20 million to compensate CME for the Czech Republic’s non-performance of this Agreement, unless delay in payment shall be caused by CME.

9.   If for any reason the Final Payment has not been paid before 1 January 2004, the Escrow Bank shall hold the Deposited Amount and all interest earned thereon to the exclusive instructions of the Czech Republic, unless there is an unresolved Dispute respecting treatment of these funds

10.   CME enters into this Agreement for itself and for Central European Media Enterprises Ltd (Bermuda) and all its corporate affiliates (including CNTS) and for Mr. Ronald Lauder and has been duly authorized by them to bind them to the terms of this Agreement.

11.   This Agreement and any arbitration of a Dispute under this Agreement shall be governed by the laws of Sweden.

12.   This Agreement may be executed in English and Czech versions. In case of a Dispute, the English-language version shall govern.

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13.   Each of the signatories to the Agreement represents that he has the authority to bind the entity on behalf of which he is signing.

Dated: March 31, 2003

/s/ Frederic T. Klinkhammer	/s/Bohuslav Sobotka

Frederic T. Klinkhammer	Bohuslav Sobotka
Managing Director	Minister of Finance
CME Czech Republic B.V.	The Czech Republic

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ANNEX A

ESCROW AGREEMENT

This Escrow Agreement (the “Escrow Agreement”) is made on [            ] 2003

BETWEEN:

1.         The Czech Republic (“CR”);

2.         CME Czech Republic B.V. , a company duly incorporated and organized under the laws of the Netherlands, having its principal office at Birkstraat 89, 3768HD Soest, 3800 BL Amersfoort, the Netherlands (“CME”); and

3.         Deutsche Bank GmbH , a bank duly incorporated and organized under the laws of Germany, acting through its Branch in Sweden having its office at [            ] [            ] Stockholm, Sweden (the “Escrow Bank”).

WHEREAS:

(A)       Pursuant to an Agreement dated March 31, 2003 (the “Standstill Agreement”), CR shall pay funds into an escrow account with the Escrow Bank and the Escrow Bank shall hold such funds on the terms and conditions set out in this Escrow Agreement.

IT IS AGREED as follows:

1.         Definitions

1.1       In this Escrow Agreement the following definitions are used:

“ Business Day ” means a day when banks are open for general banking business in Sweden;

“ Escrow Account ” means an interest bearing USD bank account with the Escrow Agent in the name of the Ministry of Finance of the Czech Republic;

“ Escrow Agreement ” means this Escrow Agreement, including all the appendices attached to it;

“ Escrow Amount ” means the monies paid by the CR into the Escrow Account, together with any interest accrued on them;

“ Funding Date ” means the date on or before April 28, 2003 on which CR will cause to be deposited a sum calculated according to the Standstill Agreement;

“ USD ” means the lawful currency of the United States of America.

2.         The Escrow Account

2.1       The Escrow Bank shall prior to the Funding Date establish the Escrow Account in the name of the Ministry of Finance of the Czech Republic and shall inform the other Parties of the account number and any terms and conditions applicable to such account.

2.2       The Escrow Bank shall invest the Escrow Amount in fixed deposits and/or call deposits. [ to be expanded ]

3.        Release of the Escrow Amount

3.1       The Escrow Amount shall be paid under the following conditions:

•          On receipt of a written notice substantially in the form set out in Appendix 1 (“Escrow Release Notice,”) , duly signed in accordance with the Standstill Agreement, the Escrow Bank shall promptly (and no later than two Business Days after receipt) tranfer the Escrow Amount as specified in the Escrow Release Notice;

•          In the event that the Escrow Bank is notified by one of the Parties that there is a Dispute under the Standstill Agreement, the Escrow Bank is authorised to accept, in place of an Escrow Release Notice, an authentic copy of a final award by the arbitrator and to comply with the payment instructions notified therein;

•          If no Escrow Release Notice has been received by the Escrow Bank before January 1, 2004 and the Escrow Bank has not been given notice that a Dispute under the Standstill Agreement is still unresolved at that time, the Escrow Bank shall hold the Escrow Amount to the exclusive instructions of the CR and the terms of the Escrow Agreement shall cease to apply to the Escrow Bank.

3.2       The Escrow Bank’s duties and responsibilities shall be limited to those expressly set out in this Escrow Agreement and save for what is provided for in this Escrow Agreement, the Escrow Bank shall neither be subject to nor obliged to recognize any other agreement between, or direction or instruction of any of the parties to this Escrow Agreement.

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4.         Indemnity

CR and CME jointly and severally undertake to indemnify the Escrow Bank against all losses and damages suffered or incurred by the Escrow Agent in fulfillment of its obligations under this Escrow Agreement, unless such losses or damages are suffered or occurred by reason of fraud, wilful wrong-doing or .negligence on the part of the Escrow Bank.

5.        Fees and Expenses

5.1       The Escrow Bank shall be entitled to fees as set out in Appendix 2.

5.2       The Escrow Bank shall be entitled to compensation for reasonable costs and expenses incurred in fulfilling its obligations under this Escrow Agreement.

5.3       The fees and expenses shall be paid out of funds on deposit in the Escrow Account.

6.         Limitations of the Escrow Bank’s Liability

6.1       The Escrow Bank shall not be liable for any loss or damage resulting from a legal enactment, Swedish or foreign, the intervention of a public authority, Swedish or foreign, an act of war, a strike, a blockade, a boycott, a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts shall apply even if the Escrow Bank itself is subjected to such measures or takes such measures itself.

6.2       The Escrow Bank shall not be liable for any loss or damage that may occur as a result of any act or circumstance not referred to in this Section 7.1 except arising out of the Escrow Agent’s fraud, wilful wrong-doing or negligence.

6.3       Where a circumstance referred to in this Section 7.1 shall prevent the Escrow Bank from making a payment in accordance with the terms of this Escrow Agreement, such payment may be postponed until such circumstance no longer exists. In the event of a postponement of payment, the Escrow Bank shall continue to apply interest on the Escrow Amount up to and including the date of payment of the postponed payment.

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7.         Notices

7.1       All notices, requests, demands, approvals, waivers and other communications required or permitted under this Escrow Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)        delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day if posted to or from a place outside Sweden;

(b)       delivered by hand, on the day of delivery;

(c)        delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

7.2       All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to CR:	The Czech Republic Czech Ministry of Finance Attention: Hon. Bohuslav Sobotka Minister of Finance Letenska 15, PO Box 77, Prague 1 118 10, Czech Republic Tel.: 420-2-5704 Fax No.: 420-2-5704-3114

With a copy to:	Mannheimer Swartling Advokatbyrå Attention: Tore Wiwen-Nilsson Sodergarten 22 Malmö 211 34, Box 4291 Sweden Tel: 46-8-40-698-58-00 Fax No.: 46-8-40-698-58-01

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Clifford Chance LLP Attention: Jeremy Carver Audley Sheppard 200 Aldersgate Street London EC IA 4JJ, England Tel.: 44-20-7600-1000 Fax No.: 44-20-7600-5555

If to CME:	CME Attention: Frederic T. Klinkhammer President Aldwych House, 8th Floor 71-91 Aldwych London WC2B 4HN, England Tel: 44-20-7430-5430 Fax No.: 44-20-7430-5431

With a copy to:
Debevoise & Plimpton
Attention:   John S. Kiernan, Esq.
919 Third Avenue
New York, New York 10022
Tel.: 212-909-6000
Fax No.: 212-909-6836

VINGE
Attention:    Hans Bagner
Box 1703
SE-111 87 Stockholm
Tel.: 46-8-614-30-00
Fax No.: 46-8-614-31-90

If to the Escrow Bank:	Deutsche Bank GmbH Attention: [ ] [Title] [ ] [ ] [ ] Fax No. [ ]

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8.         Assignments

This Escrow Agreement shall be binding upon and inure to the benefit of the successors of the parties but shall not be assignable by any of the parties without the prior written consent of the other Parties.

9.         Amendments and Waivers

This Escrow Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Escrow Agreement shall be binding on the Parties, unless it is made in writing.

10.        Entire Agreement

Without prejudice to the provisions of the Standstill Agreement between CR and CME, each of the Parties to this Escrow Agreement confirms that this Escrow Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter (namely, the arrangements with the Escrow Bank) and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of any of the Parties.

11.       Governing Law

11.1     This Escrow Agreement shall be governed by and construed in accordance with the laws of Sweden.

This Escrow Agreement has been duly executed in three original copies, of which each of the Parties has taken one copy.

The Czech Republic	CME Czech Republic B.V.

Bohuslav Sobotka	Mr. Frederic T. Klinkhammer
Minister of Finance	President

Deutsche Bank
[ ]

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APPENDIX I - Escrow Release Notice

To:        Deutsche Bank GmbH

[Address]

For the Attention of [person designated in 8.2]

Gentlemen

Escrow Agreement dated [    ] 2003

Pursuant to Clause 3 of the Escrow Agreement made between the Czech Republic and CME Czech Republic B.V. dated April 2003, we hereby give notice that the Escrow Amount should promptly (and no later than two Business Days from your receipt of this notice) be transferred to [ CR or CME ] as follows:

Payee

Bank

[SWIFT number]

Account number

Account name

With advice to ourselves jointly when executed.

Yours truly
Partner[*]		Partner[**]
Mannheimer Swartling Advokatbyrå		Advokatfirman Vinge KB
Counsel for the Czech Republic		Counsel for CME
[……………………..…]	[Date, place]	[……………………..…]

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* Any one of the 3 persons whose signatures appear below **
[Name & signature. . . .]	[Name & signature. . . .]
[Name & signature. . . .]	[Name & signature. . . .]
[Name & signature. . . .]	[Name & signature. . . .]

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